EXHIBIT 5

OPINION OF DAVIS POLK & WARDWELL

[LETTERHEAD OF DAVIS POLK & WARDWELL]

May 27, 2005

E*TRADE Financial Corporation
135 East 57th St.
New York, New York 10022

Ladies and Gentlemen:

     We have acted as counsel to E*TRADE Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 18,481,180 shares (the “Shares”) of the Company's common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), plus approximately 58,209,796 shares (the “Additional Shares”) of Common Stock which were previously registered in connection with the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”), and may be offered or sold under the 2005 Plan, which is the successor plan to the 1996 Plan.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or advisable for the purposes of this opinion.

     On the basis of the foregoing, we are of the opinion that the Shares and the Additional Shares, when issued and delivered in accordance with the terms and conditions of the 2005 Plan, will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours, /s/ Davis Polk & Wardwell